Exhibit 99.1

Press Release		  			     July 7, 2006


Kentucky Bancshares, Inc. Completes Merger

PARIS, KENTUCKY (July 7, 2006) - Kentucky Bancshares, Inc. (OTC BB:
KTYB), Paris, Kentucky announced today completion of the merger of Peoples Bancorp of Sandy Hook, Inc. into a subsidiary of Kentucky Bancshares. The subsidiary bank of Peoples Bancorp, Peoples Bank, with offices in Morehead and Sandy Hook was immediately merged into the acquiring institution's commercial bank, Kentucky Bank.

Through such merger, Kentucky Bank will now have offices at 1500
Flemingsburg Road in Morehead and Main and Jane Streets in Sandy Hook. William Hough will manage this new region. Hough is a life long resident of Rowan County, and has six years of experience as a Commercial Lender and Senior Vice President.

Louis Prichard, President and CEO of Kentucky Bancshares made the announcement: "These are wonderful communities. The reception we have received from Peoples Bank customers has been gratifying. Peoples Bank and Kentucky Bank have a very similar culture; we plan to continue the forward thinking customer service that has been People's hallmark. Our thanks go to the employees of both banks who have worked so hard to ensure a smooth transition."

President and CEO of Peoples Bank, Proc Caudill, will join Kentucky Bank's Board of Directors immediately, giving Peoples Bank customers a strong representation going forward. Proc Caudill stated "I want to extend my personal gratitude for the friendship, trust and confidence the members of Rowan and Elliott Counties have shown the Caudill family in our 80 years of banking. I will remain involved with the bank and I am looking forward to continuing the banking relationships we have built as Peoples Bank."

Kentucky Bancshares, Inc. is a financial services holding company and is the parent of Kentucky Bank, a Kentucky state chartered commercial bank and trust company, with charters going back more than 150 years. Kentucky Bank is headquartered in Paris, and has additional offices in Paris, North Middletown, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana, Morehead and Sandy Hook. With the completion of the acquisition, the combined companies have total assets of approximately $650 million.


Contacts:

Louis Prichard
Kentucky Bancshares, Inc.
4th & Main Streets
P. O. Box 157
Paris, Kentucky  40362-0157
(859) 987-1795